Exhibit 99.1

For Immediate Release	Contact:
(media) Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com

(investors) Joseph P. Kelley (216) 383-8346
Joe_Kelley@lincolnelectric.com
Lincoln Electric Acquires Brazilian Brazing Products Manufacturer
     CLEVELAND, Ohio, U.S.A., October 1, 2008 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has acquired a 90% interest in Brastak, a leading Brazilian manufacturer of brazing products. The company is based in São Paulo and has annual sales of approximately $30 million.
     “The Brastak acquisition represents the expansion of our brazing product line as well as our continued expansion into developing international markets,” said John M. Stropki, Chairman and Chief Executive Officer. “The Brastak business, previously owned and operated by the Takemoto family, will strengthen our presence in the Brazilian market and provide a platform for servicing the South American region with high quality brazing products.”
     Founded by the Takemoto family in 1973 and operated since that time by two generations, Brastak has been a technology and innovation leader in the Brazilian brazing and soldering alloys market. The company is certified ISO 9001/2000 and was a pioneer in achieving ISO 14001 certification within the brazing alloys industry in Brazil.
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 39 manufacturing locations, including operations, manufacturing alliances and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
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Lincoln Electric Acquires Brazilian Brazing Products Manufacturer
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; liquidity constraints imposed on customers; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
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